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                                                                Exhibit  10.29

                           OSIRIS THERAPEUTICS, INC.

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as November 1, 1996, is made by and between Osiris Therapeutics, Inc., a Delaware corporation ("Osiris" or the "Company"), and Michael J. Demchuk, Jr. (the "Employee").

                                   RECITALS

A. The Company desires to employ Employee as its Vice President & Chief Financial Officer, Secretary and Assistant Treasurer.

B. Employee is willing to become employed by the Company on the terms and conditions set forth in this Agreement.

                                  AGREEMENTS

     NOW, THEREFORE, the Company and the Employee agree as follows:

1.   Employment.

     The Company hereby employs Employee, and Employee hereby accepts employment with the Company, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

2.   Term.

     The initial term of employment shall commence on November 1, 1996 (the "Commencement Date") and shall end on the third anniversary of the Commencement Date unless sooner terminated pursuant to the terms of this Agreement. Commencing on the third anniversary of the Commencement Date, unless the term of employment has otherwise been terminated pursuant to
Section 7, the term of employment shall be automatically renewed for up to two successive one year terms unless the Company makes the election described in Section 7(a), and each such renewal term shall be for one year unless sooner terminated pursuant to the terms of this Agreement. The period described above shall be the "term of employment."

3.   Position, Duties, Responsibilities and Authority; Location.

     (a) During the term of employment, Employee shall serve as Vice President & Chief Financial Officer, Secretary and Assistant Treasurer of the Company. Except as may otherwise be determined by the Board of Directors, Employee shall report to the President and CEO, and shall have the duties and responsibilities set forth on Exhibit A to this

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          Agreement and such other duties and responsibilities appropriate for such position as the President may from time to time reasonably determine.

     (b) Throughout the term of employment, Employee shall devote full time and attention during business hours to the business of the Company and his duties and responsibilities as an officer of the Company.

     (c) During the term of employment, Employee shall provide the services and fulfill his duties and responsibilities to the Company under this Agreement, and shall work out of the Company offices and laboratories located in Baltimore, Maryland.

4.   Base Compensation.

     Commencing on the Commencement Date, and thereafter during the term of employment, Employee shall receive base compensation at an annual rate of not less than $132,000. Such base compensation shall be paid semi-monthly, but not less frequently than monthly, less all applicable taxes and withholding required to be deducted therefrom. On each anniversary of the Commencement Date, Employee's base compensation may be increased by the Company consistent with payment policies and Employee's performance, as determined by the Compensation Committee of the Board.

5.   Incentive Compensation.

     Employee and the President of the Company shall agree on a merit bonus plan for Employee (the "Plan") setting forth such goals and objectives for the Employee as Employee and the President shall determine. The Plan shall provide for Employee to receive a cash and/or stock option bonus, as determined solely by the Company's Board of Directors, based on the achievement of Plan goals and objectives, during each fiscal year of the Company included in the term of employment. The bonus for any fiscal year, if any, shall be for an amount up to 20% of Employee's base compensation in effect at the end of such fiscal year, and shall be paid to Employee within sixty (60) days following the end of the first quarter after such fiscal year, less all applicable taxes and withholding required to be deducted therefrom. The Company shall pay to Employee a cash bonus of at least $10,000, less all applicable taxes and withholding required to be deducted therefrom, within 30 days of the first anniversary of this Agreement so long as Employee is still employed by the Company on such bonus payment date.

6.   Benefits, Perquisites and Expenses.

     During the term of employment, Employee and his dependents, and his beneficiaries to the extent provided in the Company's applicable benefit plan or program, shall be entitled to the following benefits and perquisites:

     (a) Participation in the employee benefit plans of the Company available to its employees generally, as they may be modified from time to time, including, without limitation, plans providing medical insurance, life insurance, disability insurance, and accidental death or

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          dismemberment insurance.  An accurate and complete listing of all such plans in effect as of the date hereof is attached hereto as Schedule 1.

     (b) During the term of employment commencing three (3) months following the Commencement Date, three (3) weeks of paid vacation in each calendar year during the term of employment accrued from the commencement date, plus such holidays, sick leave and other time off as are established by the policies of the Company. Unused days of vacation may be carried over to March 31 of the subsequent year and shall thereafter lapse for all time.

     (c) Reimbursement for all reasonable and documented expenses incurred by Employee in connection with the performance of his duties hereunder, in accordance with the Company policy with respect to such reimbursement.

     (d) Participation in the employee 401(k) program, incentive stock option program and other such savings or incentive programs as may be offered to employees of a comparable position during the term of employment.

7.   Termination of Employment.

     (a) The Company may elect not to renew the term of employment for any reason, such election to be effective as of either the third anniversary of the Commencement Date or the end of a renewal term (as described in Section 2 hereof), upon giving Employee written notice at least three (3) months in advance of such third anniversary or end of renewal term.

     (b) Employee may terminate his employment at any time upon giving the Company written notice at least six (6) weeks in advance of the proposed date of termination.

     (c) Employee's employment shall terminate automatically upon the death of Employee.

     (d) At any time after Employee suffers a "Disability" (as defined below), the Company may terminate Employee's employment upon giving Employee written notice from the Board of Directors of the Company, accompanied by a certified copy of a resolution to that effect duly adopted by the Board of Directors, at least sixty (60) days in advance of the date on which such termination is to become effective. For the purposes of this Agreement "Disability" shall have the same meaning as any similar term under any long term disability insurance policy or long term disability plan maintained by the Company from time to time. In the event the Company shall not be maintaining any such policy or plan, Employee shall be considered to have a Disability if he is receiving disability income payments under the Social Security system, or if any life insurance carrier has agreed to waive premiums due under any life insurance policy maintained by the Company on Employee's life under a disability waiver provision set forth in such policy. In addition, Employee shall be considered to have a Disability if the Company receives, from a physician reasonably acceptable to it, written certification that (i) Employee is

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          unable to provide services to the Company of a quality and nature consistent with past practice because of a mental or physical impairment, and (ii) there is no reasonable prospect that Employee will be able to render services of such quality and nature within the longer of (x) six months, or (y) the period of disability required in order for Employee to be eligible to receive disability income payments under any long term disability insurance policy or long term disability plan maintained by the Company at such time, from the date of such certificate.

     (e) The Company may terminate Employee's employment without cause at any time and for any reason by giving Employee written notice at least thirty (30) days in advance of the date on which the termination is to become effective.

     (f) The Company may terminate Employee's employment at any time for cause by delivering to Employee a certified copy of a resolution of the Board of Directors of the Company finding that Employee committed an act or omission constituting cause hereunder and specifying the particulars thereof in detail, adopted at a meeting called and held for that purpose and of which Employee was provided not less than three (3) days' advance notice, including notice of the agenda of such meeting. As used herein, the term "cause" shall mean:

          (i)    conviction of a felony involving the Company;

          (ii) acting in a manner which is materially detrimental or materially damaging to the Company's reputation or business operations other than actions which involve Employee's bad judgment or a decision which was taken in good faith, provided that Employee shall have failed to remedy such action within ten (10) days after receiving written notice of the Company's position with respect to such action; or

          (iii) committing any material breach of this Agreement, including abuse of a controlled drug substance or alcohol or failure of a diagnostic test for such controlled substance as required by the Company, provided that, if such breach is capable of being remedied, Employee shall have failed to remedy such breach within ten (10) days after his receipt or written notice requesting that he remedy such breach.

8.   Certain Payments and Obligations.

     (a)  Upon any termination of employment under paragraph (b) or (f) of
          Section 7:

          (i) The Company shall pay Employee in a lump sum within ten (10) days following such termination an amount equal to the base compensation and any incentive or bonus compensation Employee was entitled to receive up to the time of termination, plus the amount of any expenses that are reimbursable under paragraph (c) of Section 6; provided, however, that Employee shall not be entitled to any severance payment under the Company's then existing severance pay policy or plan (if any); and

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          (ii)   Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10, and 11 hereof to the extent applicable to the period following the term of employment.

     (b) Upon any termination of employment under paragraph (c) of Section 7, the Company shall pay Employee's estate the same amounts as are provided in clauses (i) and (ii) of paragraph (c) of this Section 8; provided, however, that in the event that at the time of Employee's death the Company is maintaining life insurance on Employee naming Employee and/or his heirs as beneficiaries, the amount of the insurance paid or payable to Employee's estate and/or heirs shall reduce, on a dollar for dollar basis, the payment to Employee's estate under this paragraph (b).

     (c) Upon any termination of employment under paragraph (e) of Section 7 with or without the required noticed:

          (i) The Company shall pay Employee in a lump sum within ten (10) days following such termination an amount equal to the base compensation and any incentive or bonus compensation Employee was entitled to receive up to the time of termination, plus the amount of any expenses that are reimbursable under paragraph (c) of Section 6, with the amount of any incentive or bonus compensation, if any as determined in the sole discretion of the Company's Board of Directors, to be a pro rata portion of the incentive or bonus compensation Employee would have received for the year in which he was terminated based on the period of Employee's employment during such year, and be paid pro rata over the period during which Employee is entitled to receive payments under clause (i) or clause
                 (ii), as the case may be, of this paragraph (c); provided, however, that Employee shall not be entitled to any severance payment under the Company's then existing severance pay policy or plan;

          (ii) If Employee is terminated under paragraph (e) of Section 7 during the term of employment, the Company shall (A) continue to pay Employee the base compensation he would have received if the term of employment had continued for a period of six
                 (6) months after the date of termination, based on the rate of Employee's total annual base compensation for the year prior to the year in which such termination occurs (or, if such termination occurs during the first year of the term of employment, the rate of compensation in effect during such year), which amount shall be paid in accordance with the Company's normal payroll practices and subject to withholdings, and (b) continue to provide Employee and, if applicable, his dependents with the benefits provided under the benefit plans (pursuant to the terms thereof) described in Section 6(a) hereof, to the same extent that such benefits were provided to Employee on the date of termination of his employment, for a period of six (6) months after the date of termination; and

         (iii) Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10, and 11 hereof to the extent applicable to the period following the term of employment.

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     (d)  Upon any termination of employment under paragraph (d)  of Section 7:

          (i) The Company shall pay Employee the same amounts, and shall provide Employee with the same benefits, as are provided in clauses (i) and (ii) of paragraph (c) of this Section 8; and

          (ii) Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Section 9, 10 and 11 hereof to the extent applicable to the period following the term of employment.

     (e) Upon a change of control event in which the Company is merged into an unrelated third party or sells all or substantially all of its assets to an unrelated third party, the result of which is a substantial diminution of Employee's responsibilities or Employee's position is eliminated, then Employee shall receive twelve (12) months severance and such other provisions as described in paragraph 8(c) above.

     (f) Severance provisions described in paragraphs 8(c) and 8(e) above shall take effect following Employee's completion of ninety (90) days employment.

9.   Confidentiality.

     Employee acknowledges that by reason of his duties as an employee of the Company he has or will have access to and become informed of confidential and secret information which is a competitive asset of the Company (collectively "Confidential Information") including, without limitation, (a) information concerning concepts for products and services and products and services data,
(b) corporate planning data, (c) the Company's financial results and business condition, and (d) any other information which constitutes a "trade secret" under the Uniform Trade Secrets Act. Employee agrees to keep in strict confidence and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use any Confidential information, except for use in the Employee's regular authorized duties on behalf of the Company. Employee acknowledges that all documents and other property including or reflecting Confidential Information furnished to Employee by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Employee agrees that upon termination of Employee's employment with the Company, for any reason, Employee shall return to the Company any such documents or other property (including copies, summaries or analyses of the foregoing) containing Confidential information which are in his possession, custody or control. Employee further agrees that Employee's obligations of confidentiality hereunder shall survive any termination of Employee's employment by the Company. For the purposes of this Section 9, Confidential Information shall not include information which has become, through no fault of Employee, generally known to the public, and Employee, if required by law to make disclosure of Confidential Information to a court of competent jurisdiction, may

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make such disclosure after providing the Company with reasonable notice and an opportunity to contest such requirement. The obligations of Employee under this Section 9 are in addition to, and not in limitation of or pre-emption of, all other obligations of confidentiality which he may have to the Company under general legal and equitable principles.

10.  Noncompetition.

     Employee acknowledges that his access to and knowledge of the Confidential Information would be valuable to a competitor of the Company. Employee further acknowledges that it would be inherent in the performance of his duties as a director, officer, employee, agent, consultant, shareholder or partner of any corporation, partnership or other entity which competes with the Company, or which intends to or may compete with the Company, to disclose or use such knowledge to or for the benefit of such corporation, partnership or other entity. To protect these vital interests of the Company, Employee agrees that from the date of this Agreement through the second anniversary of the date on which his employment with the Company terminates for any reason (the "Noncompetition Period"), he shall not, directly or indirectly, whether as a director, officer, employee, agent or consultant or otherwise; (a) invest in or become employed by or affiliated with, in any capacity, any corporation, partnership or other entity which is engaged in a business which is competitive with the business of the Company on the date of such termination (except that Employee may purchase up to two percent of the outstanding capital stock of a company that has common stock quoted on a national stock exchange or the over-the-counter market); (b) solicit sales of, or sell or deliver, any product or service of the kind and character sold or distributed by Company; (c) solicit, attempt to solicit or work to divert from the Company the business or patronage of any person, corporation, partnership or other entity with whom the Company has had business relations; or (d) engage, suggest or assist in or influence the engagement of hiring by any competitor of the Company of any employee of the Company, or otherwise cause or encourage any person, corporation, partnership or other entity having a business or employment relationship with the Company to sever such relationship with or commit any act harmful to the Company. Employee's obligations and covenants under this Section 10 shall be limited to North America, Europe, Japan, China, Taiwan, Singapore and Australia. For the purposes of this Section 10, the business of the Company shall mean the research, development and commercialization of products based on human or animal mesenchymal stem cells (MSCs) and other lineage cells, including without limitation any research, development and commercialization of cellular transplants and cell-matrix products or other products utilizing mesenchymal stem cells, their lineage cells, or other products resulting from MSCs.

11.  Inventions.

     Employee hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Employee while in the Company's employ, whether in the course of his employment with the use of the Company's time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any

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subject matter with which the Company was concerned during Employee's employment and made, conceived or suggested by Employee, either solely or jointly with others, within one year following termination of Employee's employment under this Agreement shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Employee will execute and deliver to the Company, at any time during or after his employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefore, when so requested by and at the expense of the Company, but without further or additional consideration.

12.  Grant of Options

     (a) In order to provide Employee with additional incentive to further the interests of the Company, the Company shall grant to Employee, simultaneously with the execution of this Agreement and pursuant to the terms of the Company's 1994 Stock Option Plan (the "1994 Plan"), an option (the "Option") to purchase from the Company 110,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), for an exercise price of $1.50 per share. The Option for 50,000 shares of such Common Stock shall vest according to length of employment ("Equity Compensation Options"), while the remaining 60,000 shares shall vest based on the performance of certain performance milestones ("Equity Performance Options"). Such Option shall be evidenced by a Nonqualified Stock Option Agreement substantially in the form of Exhibit B hereto.

     (b) Restrictions on Transfer of Shares. The shares of Common Stock issuable upon exercise of the Option (the "Shares") may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Employee, except Company, unless and until such transfer or other disposition is registered under the Securities Act of 1993 and any applicable state securities laws or the Company receives evidence satisfactory to it, in its sole discretion, that such transfer or other disposition is not required to be registered under the Securities Act of 1933 and such state securities law. Any purported transfer, encumbrance or other disposition of the Shares that is in violation of this Section 12 shall be null and void, and the other party to any such purported transfer, encumbrance or other disposition shall not obtain any rights to or interest in such Shares. The certificate(s) evidencing the Shares shall hear a legend in a form satisfactory to the Company reflecting the restrictions described below.

     (c) Vesting of Option Shares. 12,500 of the Equity Compensation Option Shares shall vest upon each of the first, second, third and fourth anniversary of the Commencement Date if Employee's employment with the Company has not been terminated prior to such anniversary pursuant to Section 7 of this Agreement. No such shares shall vest on a pro rata basis between anniversaries. The Equity Performance Option Shares shall vest upon meeting certain cost control, budgeting, financial management, equity fund raising, IPO, asset management and investor relations' milestones, such milestones to be determined

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          by the President, in consultation with the Executive Committee of the Board, within ninety (90) days following the Commencement Date. Notwithstanding the foregoing:

          (i) in the event of a termination of Employee's employment with the Company pursuant to Section 7(e) of this Agreement, all of the Shares that would have been vested had Employee's employment continued through the period with respect to which he receives payments under Section 8(c), as the case may be, shall become forfeited as of the date of termination; and

          (ii) in the event the Company elects not to renew the term of employment at the end of the initial three (3) year term, the final unvested Shares subject to annual vesting or performance vesting shall be forfeited as of the date of such election.

     (d) Other. No provision of this Section 12 shall limit in any way whatsoever any right that the Company may otherwise have to terminate the employment of Employee at any time. Any economic or other benefit to Employee under this Section 12 shall not be taken into account in determining any benefits to which Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees and consultants of the Company.

13.  Miscellaneous.

     (a) All notices required to be given under this Agreement shall be in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to the Company:

              Osiris Therapeutics, Inc.
              2001 Aliceanna  Street
              Baltimore, Maryland  21231-2001
              Attention:  President
              (410) 522-5005

          with a copy to:

              Hogan & Hartson
              Columbia Center
              Thirteenth Street, N.W.
              Washington, D.C.  20004
              Attention:  Alan L. Dye, Esquire
              (202) 637-5737

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          If to Employee:

              Michael J. Demchuk, Jr.
              10 Blueleaf Court
              Hunt Valley, Maryland  21030
              (410) 771-9239

Notice shall be deemed delivered at the time received in the case of personal delivery to the address indicated, or five (5) business days after it is mailed in the case of mailing.

     (b) This Agreement shall be subject to and governed by the internal law of the State of Maryland (without regard to conflicts of law principles).

     (c) The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

     (d) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Directors of the Company and is agreed to in a writing signed by Employee and by a duly authorized officer of the Company (other than Employee). Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breath of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior to subsequent time; nor shall the receipt or acceptance of compensation or other benefits following any termination of Employee's employment be deemed a waiver of any condition or provision hereof.

     (e) Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by the Company without the written consent of Employee, but if the Company shall merge or consolidate with or into, or sell or otherwise transfer all or substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall inure to the benefit of and be binding upon the successor of the Company resulting from such merger, consolidation, sale or transfer.

     (f) Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision of this Agreement shall remain in full force and effect, and in substitution a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

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     (g)  This Agreement and the agreements referred to herein comprise the entire understanding between the Company and Employee as to the subject matter hereof and supersedes all prior agreements relating thereto.

     (h) In the event of a breach by Employee of any of the provisions of Sections 9, 10 or 11 of this Agreement, the Company shall have the right to institute and prosecute proceedings, in equity, in any court or competent jurisdiction, to obtain an injunction during or after the term of this Agreement to enforce the provisions of such Sections and to pursue any other remedy to which the Company may be entitled. Employee acknowledges that the Company's remedy at law for any of Employee's obligations under such Sections will be inadequate, and Employee agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision thereof, without the necessity of proof of actual damage.

     (i) Any controversy or claim arising under this Agreement, except for any controversy or claim which involves a claim by the Company for equitable or injunctive relief with respect to Section 9, 10 and/or 11 of this Agreement, shall be settled by arbitration in Baltimore, Maryland in accordance with the Rules of the American Arbitration Association then in effect. The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by the Company, one of whom shall be chosen by Employee, and the third of whom shall be chosen by the two arbitrators so selected. The party desiring arbitration shall given written notice to the other party of its desire to arbitrate the particular matter in question naming the arbitrator selected by it. If the other party shall fail, within a period of fifteen (15) days after such notice shall have been given, to reply in writing naming the arbitrator selected by it, then the other party may apply to the American Arbitration Association for the appointment of an arbitrator to serve as the arbitrator chosen by the other party. The decision of any two of the arbitrators shall be in final and binding upon the parties hereto and shall be delivered in writing, signed in triplicate, by the concurring arbitrators to each of the parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In addition, the prevailing party in such an arbitration proceeding shall be entitled to recover his or its reasonable attorney's fees and all reasonable out-of-pocket costs and disbursements, as well as any and all charges which may be made for the cost of the arbitration and the fees of the arbitrators. In the event a claim or controversy arising under this Agreement involves a claim by the Company for equitable or injunctive relief with respect to Section 9, 10 and/or 11 of this Agreement, the parties may, but shall not be obligated to, submit all or a portion of such controversy or claim to the foregoing arbitration proceedings.

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     IN WITNESS WHEREOF, Employee and the Company, by a duly authorized officer of the Company pursuant to the authority of its Board of Directors, have executed this Employment Agreement at Baltimore, Maryland, as of the day and year first written above.

                                        OSIRIS THERAPEUTICS, INC.


                                        By: /s/ James S. Burns
                                           -------------------------
                                           James S. Burns, President


                                        By: /s/ Michael J. Demchuk
                                           -----------------------
                                           Michael J. Demchuk, Jr.

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                                   EXHIBIT A

                         DUTIES AND RESPONSIBILITIES

              Vice President & Chief Financial Officer, Secretary
                            and Assistant Treasurer


Job Description:   Vice President & Chief Financial Officer,
                   Secretary and Assistant Treasurer


Specific Duties Include Without Limitation:

    Member of Osiris Senior Management Committee, comprising senior corporate and functional officers who set strategic direction, financing goals/programs, take action and assign responsibilities for key Company programs. Chairman of the Finance and Investment Committee, responsible for integrating Osiris capital formation and strategic objectives with budgets and milestones.

    Overall management responsibility for the Company's financial planning, accounting, facilities' management, banking and relationships, financial statements, facilities, budgeting, purchasing, human resources, benefits and other administrative functions.

    Senior executive officer responsible for financial management and planning, control/other accounting functions, budgeting, commercial banking, cash and risk management, personnel, auditor relations, MIS, SEC and other filings, employee benefits, stock option plans, quarterly and annual reports, annual meeting and acquisitions.

    Principal executive officer representing the Company with investment banks, accounting firms and their audit staffs, as well as the Company's principal banks and their account/cash management groups. Responsible for negotiating purchase, health, insurance, equipment, supply/maintenance contracts and benefit agreements.

    Responsible for recommending overall benefit, accounting and personnel policies to the Management Committee; responsible for cash management, profit sharing, stock option and compensation implementation; responsible for contents of SEC and regulatory submissions.